EXHIBIT 99.1

Angiosoma, Inc. Confirms Status Of Voting Control

Houston, Texas August 19, 2019 – AngioSoma, Inc. (OTC: SOAN) announced today the Company has filed an amendment to its Form 10-K for the fiscal year ended September 30, 2018 as well as an amendment to the previously filed Form 13D of the President & CEO, Alex Blankenship, to confirm that, effective May 16, 2017, the previously reported sharing of voting control was terminated and voting control unconditionally vests in the President and CEO.

In addition, management remains optimistic about consummation of the acquisition of Diabetes Relief upon the terms of the December 2018 letter of intent because AngioSoma’s patented pharmaceutical, LiprostinTM, is an effective endovascular intervention in the treatment of peripheral artery disease (PAD), usually a result of type II diabetes.

ABOUT ANGIOSOMA, INC.

AngioSoma (www.angiosoma.com) is a wellness company marketing a line of nutritional supplements under our SomaCeuticalsTM identity and www.muscles4U.com website as well as continuing to pursue the patented clinical stage pharmaceutical drug Liprostin TM focused on improving the effectiveness of current standard-of-care treatments, especially related to endovascular interventions in the treatment of peripheral artery disease (PAD). AngioSoma, Inc.

NOTICE REGARDING FORWARD LOOKING STATEMENTS

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT

AngioSoma, Inc.

Alex Blankenship

info@AngioSoma.com

(832) 781- 8521